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                          [AUDIO BOOK CLUB LETTERHEAD]

May 1, 1997

Mr. Jesse Faber
1 Nutting Place
West Caldwell, NJ 07006

Re:      AUDIO BOOK CLUB, INC. (the "Company")

Dear Jesse:

This letter will cover the period of your employment with the Company from November 18, 1996 (the date your employment commenced) until October 31, 1997 (the "Employment Term").

The Company will pay you a salary, during the Employment Term, at the annual rate of $121,100 (One Hundred Twenty One Thousand One Hundred Dollars). Such salary will be paid monthly in arrears on the last day of the month at the rate of $10,092 per month, prorated for your first and last month, for the actual number of days employed during each month.

In addition to this salary, you will receive a bonus of $40,000 as follows; $10,000 on July 1, 1997, August 1, 1997, September 1, 1997 and October 1, 1997,
provided you are still employed by the Company on each of those dates.

If your employment with the Company continues after the conclusion of the Employment Term, you will then be eligible for the 401K, until then you will receive an additional $416.66 per month in salary. You will also receive the Company's normal medical insurance which includes dependant coverage for your wife and two children but does not include dental coverage. The Company will provide you with a cellular phone and computer during your employment and a reserved parking space at the Morristown office. You will also receive four weeks paid vacation during the Employment Term.

You acknowledge and agree that all mailing lists; customer, member and prospect names; licensor arrangements; front end and back end marketing performance; financial statements; operating system, data base and other computer software specific to the Company; and all information which is known by you to be subject to a confidentiality agreement or obligation of confidentiality, even without a confidentiality agreement between the Company and another person or party, shall be maintained by you in a confidential manner and you agree that you will not use such information to the detriment of the Company or disclose such information to any third party, except as may be necessary in the course of performing your job responsibilities. You further agree that your obligations of confidentiality with respect to such information shall continue for five years after you cease to be employed by the Company.

You acknowledge that this letter embodies and constitutes the entire understanding between the Company and you with respect to your employment by the Company and supersedes the October 17, 1996 letter between the Company and you, which letter is now null and void and of no further force and effect whatsoever.



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Very truly yours,


AUDIO BOOK CLUB, INC.

/s/ Michael Herrick

Michael Herrick, Vice Chairman


AGREED AND ACCEPTED this 12th
day of May, 1997


/s/ Jesse Faber
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Jesse Faber


Enclosure
cc:  Norton Herrick

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